Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Third Quarter		First Nine Months
	2026	2025	2026	2025
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$2,188	$1,969	$6,206	$5,804
Intermodal	919	759	2,576	2,262
Coal	419	375	1,207	1,140
Total railway operating revenues	3,526	3,103	9,989	9,206
Railway operating expenses
Compensation and benefits	753	738	2,237	2,169
Purchased services and rents	546	519	1,618	1,537
Fuel	420	237	1,081	700
Depreciation	363	348	1,073	1,040
Materials and other	224	147	625	547
Merger-related expenses	42	15	145	15
Restructuring and other charges	—	12	6	22
Eastern Ohio incident	28	(11)	53	(243)
Total railway operating expenses	2,376	2,005	6,838	5,787
Income from railway operations	1,150	1,098	3,151	3,419
Other income – net	30	23	97	78
Interest expense on debt	193	197	587	597
Income before income taxes	987	924	2,661	2,900
Income taxes	228	213	621	671
Net income	$759	$711	$2,040	$2,229
Earnings per share – diluted	$3.37	$3.16	$9.06	$9.88
Weighted average shares outstanding – diluted	225.2	224.7	225.1	225.5

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2026	2025
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,598	$1,530
Accounts receivable – net	1,229	988
Materials and supplies	353	271
Other current assets	145	409
Total current assets	3,325	3,198
Investments	4,186	4,089
Properties less accumulated depreciation of $15,259 and $14,617, respectively	36,857	36,479
Other assets	1,581	1,470
Total assets	$45,949	$45,236
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,064	$1,863
Income and other taxes	236	340
Other current liabilities	732	965
Current maturities of long-term debt	649	607
Total current liabilities	3,681	3,775
Long-term debt	15,964	16,480
Other liabilities	1,702	1,723
Deferred income taxes	7,872	7,711
Total liabilities	29,219	29,689
Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 224,616,686 and 224,420,699 shares, respectively, net of treasury shares	226	226
Additional paid-in capital	2,356	2,296
Accumulated other comprehensive loss	(213)	(210)
Retained income	14,361	13,235
Total stockholders’ equity	16,730	15,547
Total liabilities and stockholders’ equity	$45,949	$45,236

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Nine Months
	2026	2025
	($ in millions)
Cash flows from operating activities
Net income	$2,040	$2,229
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,073	1,040
Deferred income taxes	162	315
Gains and losses on properties	(19)	(142)
Changes in assets and liabilities affecting operations:
Accounts receivable	(243)	(53)
Materials and supplies	(82)	(20)
Other current assets	79	68
Current liabilities other than debt	(108)	25
Other – net	(182)	(164)
Net cash provided by operating activities	2,720	3,298
Cash flows from investing activities
Property additions	(1,407)	(1,475)
Property sales and other transactions	273	120
Investment purchases	(6)	(615)
Investment sales and other transactions	32	52
Net cash used in investing activities	(1,108)	(1,918)
Cash flows from financing activities
Dividends	(910)	(912)
Common stock transactions	(11)	1
Purchase and retirement of common stock	(5)	(534)
Proceeds from borrowings	—	396
Debt repayments	(618)	(554)
Net cash used in financing activities	(1,544)	(1,603)
Net increase (decrease) in cash and cash equivalents	68	(223)
Cash and cash equivalents
At beginning of year	1,530	1,641
At end of period	$1,598	$1,418
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$564	$570
Income taxes (net of refunds)	556	433

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Merger-Related Expenses

During the third quarter and first nine months of 2026, we incurred merger-related expenses of $42 million and $145 million, respectively, primarily related to costs associated with employee retention agreements, third-party advisor fees, and legal fees. During 2025, we incurred merger-related expenses of $15 million for both the third quarter and the first nine months.

2. Restructuring and Other Charges

During the first nine months of 2026, we recorded $6 million in severance costs associated with organizational changes. During 2025, we recorded expenses of $12 million in the third quarter and $22 million in the first nine months associated with the rationalization of certain software development projects that had not been placed into service and the restructuring of certain technology functions, including severance costs for impacted employees.

3. Eastern Ohio Incident

On February 3, 2023, a train operated by us derailed in East Palestine, Ohio (the Incident). During the third quarter of 2026, we incurred expenses of $28 million, as compared to $13 million of net expenses for the same period last year. The total amounts recognized include the impact of $3 million and $16 million in recoveries during the third quarters of 2026 and 2025, respectively. In the first nine months of 2026 and 2025, we recognized $53 million of expenses and $219 million of net benefits, respectively, which include $7 million and $394 million of recoveries during the first nine months of 2026 and 2025, respectively.

4. Stock Repurchase Program

We did not repurchase any shares of common stock in the first nine months of 2026, while we repurchased and retired 2.2 million shares of common stock under our stock repurchase program during the same period last year at a cost of $533 million, inclusive of accrued excise taxes. “Purchase and retirement of common stock” in 2026 as presented on the Consolidated Statements of Cash Flows reflects the payment of excise taxes on shares repurchased in 2025.